Exhibit 99.1

Atlantic Coast Federal Announces Second Step Offering with Adoption of Plan of Conversion

WAYCROSS, Ga.--(BUSINESS WIRE)--June 17, 2010--Atlantic Coast Federal Corporation (the "Company") (NASDAQ:ACFC), today announced that the Boards of Directors of its mutual holding company, Atlantic Coast Federal, MHC (the "Mutual Holding Company"), the Company and Atlantic Coast Bank (the "Bank") have adopted a plan to convert the Mutual Holding Company from the mutual to stock form of organization. The Mutual Holding Company is a federally chartered mutual holding company and currently owns approximately 65% of the outstanding shares of common stock of the Company, which owns 100% of the issued and outstanding shares of the capital stock of the Bank.

In connection with the conversion, a new holding company will offer shares of its common stock in an amount representing the Mutual Holding Company's 65% ownership interest in the Company based on an independent appraisal of the new holding company. The shares will be offered and sold to the following persons in the following order of priority: (1) depositors of the Bank as of March 31, 2009; (2) the Bank's employee stock ownership plan; (3) depositors as of the end of the calendar quarter preceding the commencement of the offering; and (4) depositors of the Bank entitled to vote on the conversion proposal. If necessary, any unsold shares will be offered to the general public including the Company's existing stockholders entitled to vote on the conversion proposal. In addition, upon completion of the conversion of the Mutual Holding Company, shares of the Company's common stock held by public stockholders will be exchanged for shares of common stock of the new holding company pursuant to an exchange ratio designed to preserve their aggregate ownership interest in the Company. As a result of the conversion and offering, the Mutual Holding Company and Company will cease to exist and the new holding company will become the Bank's new parent holding company.

The conversion is subject to approval of the Office of Thrift Supervision as well as the approval of the Mutual Holding Company's members (depositors of the Bank) and the Company's stockholders. Proxy materials setting forth information relating to the conversion and offering will be sent to the members of the Mutual Holding Company and stockholders of the Company for their consideration. The offering will be made only by means of a prospectus in accordance with federal law and all applicable state securities laws; this press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities. The conversion and offering are expected to be completed late in the third quarter or early in the fourth quarter of 2010.

The Bank's normal business operations will continue without interruption during the conversion and offering process. The transaction will not affect the existing terms and conditions of deposit accounts and loans with the Bank. Deposit accounts will continue to be insured by the Federal Deposit Insurance Corporation to the fullest extent permitted by law.

Atlantic Coast Federal Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings association that was organized in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad. In November 2000, the credit union converted its charter from a federal credit union to a federal mutual savings association and, in January 2003, Atlantic Coast Federal Corporation was formed as the holding company. The Company completed its initial public stock offering in October 2004. Investors may obtain additional information about Atlantic Coast Federal Corporation on the Internet at www.AtlanticCoastBank.net, under the Investor Information section.

Atlantic Coast Bank, with approximately $914 million in assets as of March 31, 2010, is a community-oriented financial institution. It serves southeastern Georgia and northeastern Florida through 12 locations, with a focus on the Jacksonville metropolitan area.

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "will," "expected," "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

This news release is not an offer to sell or the solicitation of an offer to buy the common stock, which is made only pursuant to a prospectus, nor shall there be any sale of common stock in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the securities laws of any such state.

CONTACT:
Corporate Communications, Inc.
Patrick J. Watson, 615-254-3376